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                                                                   EXHIBIT 99.16

                                             EFFECTIVE DATE:  SEPTEMBER 25, 2000


                              CISCO SYSTEMS, INC.
                        STOCK OPTION ASSUMPTION AGREEMENT

Dear [Komodo Optionee]:

As you know, on September 25, 2000 (the "Closing Date") Cisco Systems, Inc. ("Cisco") acquired Komodo Technology, Inc. ("Komodo") (the "Acquisition"). In the Acquisition, each share of Komodo common stock was exchanged for 0.10473 of a share of Cisco common stock (the "Exchange Ratio"). On the Closing Date you held one or more outstanding options to purchase shares of Komodo common stock granted to you under the Komodo Technology, Inc. 1999 Stock Plan (the "Plan") and documented with a Stock Option Agreement(s) and/or Notice(s) of Grant of Stock Option and any amendment(s) or waiver(s) thereto (collectively, the "Option Agreement") issued to you under the Plan (the "Komodo Options"). In accordance with the Acquisition, on the Closing Date Cisco assumed all obligations of Komodo under the Komodo Options. This Agreement evidences the assumption of the Komodo Options, including the necessary adjustments to the Komodo Options required by the Acquisition.

Your Komodo Options immediately before and after the Acquisition are as follows:

--------------------------------------------------------------------------------------------------
            KOMODO STOCK OPTIONS                                CISCO ASSUMED OPTIONS
--------------------------------------------------------------------------------------------------
# Shares of Komodo     Komodo Exercise Price        # of Shares of Cisco      Cisco Exercise Price
   Common Stock             Per Share                   Common Stock               Per Share
--------------------------------------------------------------------------------------------------

The post-Acquisition adjustments are based on the Exchange Ratio and are intended to: (i) assure that the total spread of each assumed Komodo Option (i.e., the difference between the aggregate fair market value and the aggregate exercise price) does not exceed the total spread that existed immediately prior to the Acquisition; (ii) to preserve, on a per share basis, the ratio of exercise price to fair market value that existed immediately prior to the Acquisition; and (iii) to the extent applicable and allowable by law, to retain incentive stock option ("ISO") status under the Federal tax laws.

Unless the context otherwise requires, any references in the Plan and the Option Agreement (i) to the "Company" or the "Corporation" means Cisco, (ii) to "Stock," "Common Stock" or "Shares" means shares of Cisco Stock, (iii) to the "Board of Directors" or the "Board" means the Board of Directors of Cisco and
(iv) to the "Committee" means the Compensation Committee of the Cisco Board of Directors. All references in the Option Agreement and the Plan relating to your status as an employee of Komodo will now refer to your status as an employee of Cisco or any present or future Cisco subsidiary. To the extent the Option Agreement allowed you to deliver shares of Komodo common stock as payment for the exercise price, shares of Cisco common stock may be delivered in payment of the adjusted exercise price, and the period for which such shares were held as Komodo Stock prior to the Acquisition will be taken into account.

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The grant date, vesting commencement date, vesting schedule and the expiration date of your assumed Komodo Options remain the same as set forth in your Option Agreement, but the number of shares subject to each vesting installment has been adjusted to reflect the Exchange Ratio. All other provisions which govern either the exercise or the termination of the assumed Komodo Option remain the same as set forth in your Option Agreement, and the provisions of the Option Agreement (except as expressly modified by this Agreement and the Acquisition) will govern and control your rights under this Agreement to purchase shares of Cisco Stock. Upon your termination of employment with Cisco you will have the limited time period specified in your Option Agreement to exercise your assumed Komodo Option to the extent vested and outstanding at the time, generally a 30 day period, after which time your Komodo Options will expire and NOT be exercisable for Cisco Stock.

To exercise your assumed Komodo Option, you must deliver to Cisco (i) a written notice of exercise for the number of shares of Cisco Stock you want to purchase, (ii) the adjusted exercise price, and (iii) all applicable taxes. The exercise notice and payment should be delivered to Cisco at the following address:

                                    Cisco Systems, Inc.
                                    170 West Tasman Drive
                                    SJ-11-3
                                    San Jose, CA 95134
                                    Attention:  Stock Administration

Nothing in this Agreement or your Option Agreement interferes in any way with your rights and Cisco's rights, which rights are expressly reserved, to terminate your employment at any time for any reason. Any future options, if any, you may receive from Cisco will be governed by the terms of the Cisco stock option plan, and such terms may be different from the terms of your assumed Komodo Options, including, but not limited to, the time period in which you have to exercise vested options after your termination of employment.

Please sign and date this Agreement and return it promptly to the address listed above. Until your fully executed Agreement is received by Cisco's Stock Administration Department your Cisco account will not be activated. If you have any questions regarding this Agreement or your assumed Komodo Options, please contact Kathy Zwern at 408-526-8045.

                                     CISCO SYSTEMS, INC.

                                     By: /s/ Larry R. Carter
                                         ----------------------------------
                                         Larry R. Carter
                                         Corporate Secretary


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                                 ACKNOWLEDGMENT

     The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Komodo Options hereby assumed by Cisco are as set forth in the Option Agreement, the Plan, and such Stock Option Assumption Agreement.

DATED: __________________, 2000           _____________________________________
                                          <<EMPLOYEE>>, OPTIONEE





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